Exhibit 10.28

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

Execution Version

AXALTA COATING SYSTEMS GERMANY GMBH

(FORMERLY DUPONT PERFORMANCE COATINGS GMBH)

as Chargor

and

BARCLAYS BANK PLC

as Collateral Agent

SECURITY PURPOSE AGREEMENT

(Sicherungszweckvereinbarung)

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

This SECURITY PURPOSE AGREEMENT (the “Agreement”) is made on 29 July 2013

(1)	AXALTA COATING SYSTEMS GERMANY GMBH (formerly DUPONT PERFORMANCE COATINGS GMBH), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Wuppertal under HRB 20552 (the “Chargor”); and

(2)	BARCLAYS BANK PLC, in its capacity as collateral agent for the Loan Finance Parties (as defined below) under the Credit Agreement (as defined below) and as collateral sub-agent for the Notes Collateral Agent (as defined below) under the Intercreditor Agreement (as defined below) (the “Collateral Agent”).

WHEREAS:

(A)	Pursuant to a USD 2,700,000,000 and EUR 400,000,000 term and multi-currency revolving credit agreement dated 1 February 2013 between, inter alia, Axalta Coating Systems U.S., Inc. (formerly Coatings Co. U.S. Inc.) as U.S. Holdings (the “U.S. Holdings”), Axalta Coating Systems Dutch Holding A B.V. (formerly Flash Dutch 1 B.V.) as Holdings (the “Holdings”), Axalta Coating Systems Dutch Holding B B.V. (formerly Flash Dutch 2 B.V.) (the “Dutch Co-Borrower”) and Axalta Coating Systems U.S. Holdings (formerly U.S. Coatings Acquisition Inc.) (the “U.S. Co- Borrower” and, together with the Dutch Co-Borrower, the “Borrowers”), Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., UBS Securities LLC, Jefferies Finance LLC and Sumitomo Mitsui Banking Corporation as joint lead arrangers (the “Arrangers”) and joint bookrunners, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc. as syndication agents (the “Syndication Agents”), Deutsche Bank Securities, Inc. and Credit Suisse Securities (USA) LLC as co-documentation agents (the “Co-Documentation Agents”) and Barclays Bank PLC as administrative agent, collateral agent (together with its successors in such capacity, the “Bank Collateral Agent”) and L/C issuer and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Borrowers. Pursuant to the terms of the Credit Agreement, the aggregate amount of the facilities (including numbers of facilities) may be increased by a cash-capped amount of up to USD 400,000,000 if the Borrowers and the relevant lenders assuming such additional commitments so agree (the “Incremental Facilities”).

(B)	Pursuant to a holdings guaranty agreement dated 1 February 2013 between Holdings as guarantor (the “Holdings Guarantor”) and Barclays Bank PLC as administrative agent (the “Holdings Guaranty Agreement”), the Holdings Guarantor has guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(C)

Pursuant to a subsidiary guaranty agreement dated 1 February 2013 between, inter alia, the entities listed in Schedule 1 Part A (List of Subsidiary Guarantors) acting as original and/or additional guarantors (the “Subsidiary Guarantors” and together with the Holdings Guarantor, the “Current Loan Guarantors”) and Barclays Bank PLC as administrative agent (the “Subsidiary Guaranty Agreement” and together with the Holdings Guaranty Agreement, the “Guaranty Agreements”), the Subsidiary Guarantors have guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(D)	Pursuant to an indenture dated 1 February 2013 between the U.S. Co-Borrower as U.S. co-issuer (the “U.S. Co-Issuer”), the Dutch Co-Borrower as Dutch co-issuer (the “Dutch Co-Issuer”, and together with the U.S. Co-Issuer, the “Issuers”), the entities listed in Schedule 1 Part B (List of Current EUR Notes Guarantors) acting as original and/or additional guarantors (the “Current EUR Notes Guarantors”) and Wilmington Trust, National Association as notes trustee and notes collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “EUR Notes Indenture”), the Issuers have issued EUR 250,000,000, 5.750% senior secured notes due 2021 (together with any such notes issued in addition, substitution, exchange or replacement thereof pursuant to the EUR Notes Indenture, the “Secured Notes”).

(E)	The Chargor has agreed to grant the Land Charge (as defined below) to the Collateral Agent as security for the Secured Obligations (as defined below).

(F)	The security created by or pursuant to this Agreement is to be held and administered by the Collateral Agent for the Loan Finance Parties (as defined below) pursuant to the Credit Agreement and otherwise administered as collateral sub-agent for and on behalf of the Notes Collateral Agent in accordance with the provisions of the first lien intercreditor agreement dated 1 February 2013 between the Collateral Agent, the Notes Foreign Collateral Agent, the Notes Collateral Agent, each grantor party thereto, and each additional agent from time to time party thereto and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Intercreditor Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Agents” means the Administrative Agent, the Bank Collateral Agent, the Arrangers, the Syndication Agents, the Co-Documentation Agents and the Supplemental Agents (if any) and “Agent” means any of them.

“Assignment of Claims” has the meaning given to such term in sub-Clause 2.2.

“Borrower Representative” means the U.S. Co-Borrower as the entity appointed to act on behalf of any Borrower under the Loan Documents.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of such date or within 30 days thereafter, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (iii) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Closing Date” means 1 February 2013.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Enforcement Event” means the occurrence of an Event of Default that has not been cured or waived and, in respect of which the Bank Collateral Agent and/or the Notes Collateral Agent has the ability, subject to the delivery to the relevant companies of an Enforcement Notice, if required (provided that, notwithstanding anything to the contrary herein, no Enforcement Notice shall be required if the Enforcement Event resulted from the occurrence of an Event of Default in connection with the occurrence of an actual or deemed entry of an order for relief with respect to any bankruptcy or insolvency law, in each case that is continuing), to exercise any of its/their rights under the Credit Agreement and/or the EUR Notes Indenture in accordance with their respective terms, including to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated.

“Enforcement Notice” means a notice by the Bank Collateral Agent and/or the Notes Collateral Agent informing the relevant company that the Bank Collateral Agent and/or the Notes Collateral Agent intends to exercise rights under the Credit Agreement and/or the EUR Notes Indenture to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated or to require cash collateralization of any obligations relating to letters of credit issued under facilities under the Credit Agreement, in each case in accordance with the Credit Agreement and/or the EUR Notes Indenture, as applicable.

“EUR Notes Documents” means the Secured Notes, the EUR Notes Indenture, any guarantees in respect of the Secured Notes, any security documents relating to the EUR Notes Indenture and/or the Secured Notes and any other document that may be entered into pursuant to any of the foregoing in relation to the Secured Notes.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the EUR Notes Indenture.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) within 30 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Swap Contract, in each case in its capacity as party to such Swap Contract.

“Land Charge” means the land charge in the amount of EUR 200,000,000 to be registered in favour of Barclays Bank PLC in the land registers as set out in Schedule 4 (Copies of Land Register Excerpts).

“Land Charge Document” means the land charge creation document dated [•] with the certification qualifier (Beglaubigungsvermerk) of the notary [•], [•], Germany, register of deeds no. [•], a copy of which is attached hereto as Schedule 3 (Copy of Land Charge Creation Deed).

“L/C Issuer” means (i) Barclays Bank PLC and Citibank N.A. in their capacity as issuers of any letter of credit under the Credit Agreement and (ii) any other Lender issuing a letter of credit under the Credit Agreement.

“Lenders” means the Original Lenders, any entity which has become a lender under the Credit Agreement and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” means the Credit Agreement, the Intercreditor Agreement, the Holdings Guaranty Agreement, the Subsidiary Guaranty Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any fee letters relating to the Credit Agreement, any security documents relating to the Credit Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Finance Parties” means the Lenders (including in their capacity as issuing bank(s), hedge banks and/or cash management banks under the Credit Agreement), the L/C Issuer, the Swing Line Lenders, the Administrative Agent, the Bank Collateral Agent, any Hedge Bank and any Cash Management Bank.

“Loan Parties” means the Borrowers, the Current Loan Guarantors and any entity which may accede to the Subsidiary Guaranty Agreement as an additional guarantor by entering into a subsidiary guaranty supplement under the Subsidiary Guaranty Agreement and “Loan Party” means any of them.

“Notes Collateral Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the EUR Notes Indenture and any successor appointed as collateral agent under the EUR Notes Indenture.

“Notes Parties” means the Issuers and the Current EUR Notes Guarantors and any entity which may become an additional guarantor under the EUR Notes Indenture and “Notes Party” means any of them.

“Notes Secured Parties” means the Secured Noteholders, the Notes Collateral Agent and the Notes Trustee.

“Notes Trustee” means Wilmington Trust, National Association in its capacity as trustee under the EUR Notes Indenture and any successor appointed as trustee under the EUR Notes Indenture.

“Obligors” means the Loan Parties and the Notes Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Promise of Debt” means the abstract promise of debt (abstraktes Schuldversprechen) granted in the Land Charge Document.

“Properties” means the properties encumbered by the Land Charge and “Property” means any of them.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.

“Secured Documents” means the Loan Documents and the EUR Notes Documents.

“Secured Hedge Agreement” means any Swap Contract permitted under the Credit Agreement that is entered into by and between any Loan Party and any Hedge Bank,

except for any such Swap Contract designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Noteholders” means any registered holders, from time to time, of the Secured Notes, and “Secured Noteholder” means any of them.

“Secured Obligations” means any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Obligors (or any of them) to the Secured Parties or any of them under or in connection with the Secured Documents. The Secured Obligations shall include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“Secured Parties” means the Loan Finance Parties and the Notes Secured Parties.

“Submission Deed” means the submission to immediate enforcement (Zwangsvollstreckungsunterwerfung) granted in the Land Charge Document.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swing Line Lender” means Barclays Bank PLC in its capacity as provider of swing line loans in relation to the Credit Agreement or any successor appointed as a swing line lender under the Credit Agreement.

1.2	Construction

In this Agreement:

1.2.1	Capitalised terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Credit Agreement and/or EUR Notes Indenture, as applicable; and

1.2.2	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule in this Agreement.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	ASSIGNMENT OF RESTITUTION CLAIMS

2.1	In respect of all land charges ranking prior to or pari passu with the Land Charge at present or in future, the Chargor hereby assigns to the Collateral Agent all its present and future rights and claims for restitution (Rückgewähransprüche) of such land charges (or any part thereof), together with interest and ancillary rights, including without limitation all claims to assignment, all claims to be provided with an authority for cancellation (Löschungsbewilligung), a waiver deed (Verzichtserklärung) or a declaration of non-valuation (Nichtvalutierungserklärung) and all claims to delivery of the excess proceeds (Übererlös), if any, resulting from the realisation of such land charges (including all claims to current account balances (Saldoforderungen) arising from inclusion of such excess proceeds in a current account arrangement (Kontokorrentvereinbarung)). In case any of the aforementioned claims have already been assigned to a third party, the Chargor herewith assigns all its present and future rights and claims to reassignment of such claims to the Collateral Agent.

2.2	In case any land charges ranking prior to or pari passu with the Land Charge are certificated land charges (Briefgrundschulden), the Chargor hereby also assigns to the Collateral Agent all its present and future rights and claims to delivery of the respective land charge certificate (Grundschuldbrief) or to presentation of the same at the land registry (Grundbuchamt) (the assignments made in this Clause 2 are collectively referred to as the “Assignment of Claims”).

2.3	The Collateral Agent hereby accepts the Assignment of Claims.

2.4	The Assignment of Claims is made with the proviso that each prior or pari passu ranking land charge transferred or to be transferred to the Collateral Agent upon maturity of any restitution claim assigned to the Collateral Agent shall serve as security for, and may be enforced to satisfy, the Secured Obligations in addition to and without limitation to the amount (Grundschuldbetrag) of the Land Charge. In respect of such additional land charges, the provisions of this Agreement shall apply correspondingly.

2.5	The Collateral Agent is entitled to give notice of the Assignment of Claims to the relevant third party obligors in any way it reasonably deems appropriate following the occurrence and during the continuation of an Enforcement Event, including by sending a copy of this Agreement. Following the occurrence and during the continuation of an Enforcement Event, the Collateral Agent is also entitled to obtain information from the beneficiaries of any prior or pari passu ranking land charges with respect to the claims secured by such land charges.

2.6	The Chargor shall inform the Collateral Agent without undue delay (unverzüglich) when any claims assigned pursuant to the Assignment of Claims arise. The Chargor shall, at its own expense, upon reasonable request of the Collateral Agent make all declarations and carry out all acts necessary to confer on the Collateral Agent the security intended to be conferred pursuant to the Assignment of Claims.

3.	PURPOSE OF SECURITY

3.1	The Land Charge, together with interest and additional benefits, the Promise of Debt and the Assignment of Claims are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The Land Charge, together with interest and additional benefits, the Promise of Debt and the Assignment of Claims shall also cover any future extension of the Secured Obligations and the Chargor herewith expressly agrees that the Land Charge, the Promise of Debt and the Assignment of Claims shall secure the Secured Obligations as extended or increased from time to time (including, for the avoidance of doubt, any Incremental Facilities).

3.2	All amounts from time to time received by the Collateral Agent from the Chargor (if any) shall be applied towards the Secured Obligations in accordance with the Intercreditor Agreement and shall not reduce the nominal amount of the Land Charge or the Promise of Debt unless the Chargor in an individual case legitimately makes payment on the Land Charge or the Promise of Debt.

4.	ENFORCEMENT

4.1	In addition to any termination right arising under the laws of the Federal Republic of Germany, the Collateral Agent is entitled to terminate (kündigen) the Land Charge (in particular any land charge that is not already due for payment) upon the occurrence of a Default. For the avoidance of doubt, if the Collateral Agent after terminating the Land Charge refrains from enforcing such Land Charge (e.g. because the respective Default has been remedied or waived at any time after the declaration of termination), the Collateral Agent is entitled to enforce such Land Charge without any further declaration of termination provided that the requirements set out in sub-Clause 4.2 below are met.

4.2	If an Enforcement Event has occurred and is continuing provided that any of the Secured Obligations has become due and payable, then the Collateral Agent is entitled to (i) enforce (verwerten) the Land Charge (or any part thereof) and all claims, rights and interests relating thereto and (ii) enforce its rights and claims under the Promise of Debt, it being understood that the Collateral Agent shall apply the proceeds of such enforcement in accordance with the Intercreditor Agreement. The Collateral Agent may enforce the Land Charge (or any part thereof) in its free discretion by way of public auction (Zwangsversteigerung), forced administration (Zwangsverwaltung) or a private sale (freihändiger Verkauf) of the Land Charge. For the avoidance of doubt, the Collateral Agent may only enforce any land charge granted after 19 August 2008 (or any part thereof) by way of public auction or forced administration in accordance with the mandatory requirements of Section 1193 of the German Civil Code (Bürgerliches Gesetzbuch). If the Collateral Agent decides in its free discretion to enforce the Land Charge by way of private sale, it may only sell the Land Charge together with and in an amount which is adequate in proportion to the claims secured thereby.

4.3	The Collateral Agent will notify the Chargor in writing at least 5 (five) business days prior to any realisation or enforcement pursuant to sub-Clause 4.2. This notice may be served together with the declaration of termination referred to in sub-Clause 4.1. No notice under this sub-Clause 4.3 shall be required if (i) the Chargor has generally ceased to make payments or (ii) an application for the institution of insolvency proceedings is filed by or against the Chargor.

4.4	If the Collateral Agent should seek to realise the Land Charge (or any part thereof) or enforce its rights and claims under the Promise of Debt in accordance with the provisions of this Agreement, the Chargor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt realisation of the Land Charge (or any part thereof) and/or the exercise by the Collateral Agent of any other right it may have in relation to the Land Charge or the Promise of Debt.

4.5	The Collateral Agent may, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Secured Obligations.

4.6	Given the non-accessory nature of this security, the Chargor has no defences of revocation and set-off and no defences based on defences any Obligor might have against the Secured Obligations. The Collateral Agent is not required to proceed against or enforce any other rights or security before enforcing the security created hereunder.

4.7	The Chargor shall not at any time before, on or after an enforcement of the security created hereunder and as a result of the Chargor entering into this Agreement, be entitled to demand indemnification or compensation from any other Obligor or to assign any of these claims unless and until all Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement) have been fully and finally discharged.

5.	LIMITATIONS ON ENFORCEMENT

5.1	Definitions

“Net Assets” means an amount equal to the sum of the amounts of the Chargor’s (or, in the case of a GmbH & Co. KG, its general partner’s) assets (consisting of all assets which correspond to the items set forth in section 266 paragraph 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch – “HGB”)) less the aggregate amount of the Chargors’s (or, in the case of a GmbH & Co. KG, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 paragraph 3 B, C, D and E HGB), save that any obligations (Verbindlichkeiten) of the Chargor (and, in the case of a GmbH & Co. KG, of its general partner)

(a)	owing to Dutch Co-Borrower and/or any of Dutch Co-Borrower’s (formerly Flash Dutch 2 B.V.’s) subsidiaries or any other affiliated company which are subordinated pursuant to section 39 paragraph 1 no. 5 or section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) and including obligations under guarantees for obligations which are so subordinated; or

(b)	incurred in violation of any of the provisions of the Secured Documents (unless neither with wilful misconduct nor gross negligence)

shall be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Chargor (or, in the case of a GmbH & Co. KG, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to the Chargor the aggregate amount of:

(a)	its (or, where the Chargor is a GmbH & Co. KG, its general partner’s) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall not be taken into account unless (i) the increase has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) such increase has been effected with the prior written consent of the Collateral Agent and, in any case, (ii) only to the extent it is fully paid up; and

(b)	its (or when applicable where the Chargor is a GmbH & Co. KG, its general partner’s) amount of profits (Gewinne) which are not available for distribution to its shareholder(s) in accordance with section 268 paragraph 8 HGB.

“Up-stream and/or Cross-stream Security” means the security created hereunder (which, for the purpose of this Clause 5 (Limitations on Enforcement), shall also include any other obligation of the Chargor to reimburse costs or pay indemnities under or in connection with any Secured Document) if and to the extent the security created hereunder secures the obligations of a Loan Party and/or Notes Party which is a shareholder of the Chargor (and/or, in the case of a GmbH & Co. KG, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the Chargor and its subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Security if and to the extent the security created hereunder secures amounts outstanding under any Secured Document in relation to any financial accommodation made available under such Secured Document to any Borrower and/or any of the Issuers and on-lent to, or issued for the benefit of, the Chargor or any of its subsidiaries (and, where the relevant Chargor is a GmbH & Co. KG, to, or for the benefit of, its general partner or any of its subsidiaries) and still outstanding from time to time.

This Clause 5 (Limitation on Enforcement) applies if and to the extent the security created hereunder is an Up-stream and/or Cross-stream Security.

5.2	The Collateral Agent agrees that the enforcement of the security created hereunder shall be limited if:

5.2.1	(and to the extent that) the security constitutes an Upstream- and/or Cross- Stream Security; and

5.2.2	the enforcement of the security created hereunder pursuant to Clause 4 (Enforcement) would otherwise

(a)	have the effect of reducing the Chargor’s (or, where the Chargor is a GmbH & Co. KG, its general partner’s) Net Assets to an amount that is lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital or, if the amount of the Net Assets is already lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital, cause the Net Assets to be further reduced; and

(b)	thereby give rise to a violation of the capital maintenance requirement as set out in section 30 paragraph 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

5.2.3	the Chargor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in paragraphs 5.3 and 5.4 below.

5.3	Within ten (10) business days after the relevant Chargor’s receipt of notice from the Collateral Agent that it intends to enforce the security created hereunder, the Chargor shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing if and to what extent the security created hereunder is an Up- stream and/or Cross-stream Security and an enforcement of the security would have the effects referred to in paragraph 5.2.2 above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the Chargor (and, in the case of a GmbH & Co. KG, its general partner) and a detailed calculation, based on the provisions of this Agreement of the amount of the Net Assets and Protected Capital of the Chargor (or, in the case of a GmbH & Co. KG, its general partner). The Collateral Agent shall be entitled to enforce the security created hereunder in an amount which pursuant to the Management Determination would not cause the effects set out in paragraph 5.2.2 above (irrespective of whether or not the Collateral Agent agrees with the Management Determination).

5.4	If the Collateral Agent disagrees with the Management Determination, it may within fifteen (15) business days of its receipt request the Chargor to deliver, at its own cost and expense, within thirty (30) business days of such request an up-to-date balance sheet of the Chargor (and, in the case of a GmbH & Co. KG, of its general partner), drawn-up by an auditor appointed by the Chargor in consultation with the Collateral Agent, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the Chargor (or, in the case of a GmbH & Co. KG, its general partner) (the “Auditor’s Determination”). The Collateral Agent shall be entitled to enforce the security created hereunder in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in paragraph 5.2.2 above.

5.5	No reduction of the amount enforceable pursuant to this Clause 5 (Limitations on Enforcement) will prejudice the right of the Collateral Agent to continue to enforce the security created hereunder (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims guaranteed.

The Chargor shall (and, in the case of a Chargor in the form of a GmbH & Co. KG, shall procure that its general partner will) do everything commercially justifiable and legally permitted to avoid the enforcement of the security created hereunder becoming limited pursuant to the terms of this Clause 5 (Limitations on Enforcement) and shall in particular after the occurrence and continuation of an Enforcement Event and within three (3) months after a written request of the Collateral Agent realise at least at market value any of its (and, in the case of a GmbH & Co. KG, any of its general partner’s) assets that are not necessary, as determined by the relevant Chargor in its sole discretion for its business (nicht betriebsnotwendig) (or, in the case of a GmbH & Co. KG, that of its general partner) and is shown in its (or, in the case of a GmbH & Co. KG, its general partner’s) balance sheet with a book value that is in the reasonable opinion of the Collateral Agent significantly lower than the market value.

6.	REPRESENTATIONS AND WARRANTIES

The Chargor represents and warrants to the Collateral Agent by way of an independent guarantee (selbständiges Garantieversprechen) that:

6.1	it is the owner of the Properties and is registered as such in the relevant land registries and has the right to freely charge and dispose of the Properties without the consent of any person or authority other than those set out in the relevant land registers attached hereto as Schedule 4 (Copies of Land Register Excerpts); and

6.2	except for the Land Charge and the respective applications for registration in the land register, the Properties are free from any mortgages (Grundpfandrechte) and other encumbrances (Lasten) or restrictions (Beschränkungen) except for those which were registered in the relevant land registers attached hereto as Schedule 4 (Copies of Land Register Excerpts) and the Chargor has neither granted nor approved the registration of any such encumbrances nor is aware that any third party has filed or will file an application for any registrations in the land register in relation to the Properties.

7.	UNDERTAKINGS OF THE CHARGOR

During the term of this Agreement, the Chargor undertakes to the Collateral Agent:

7.1	to keep the Properties (including all buildings and fixtures located on each Property) insured at its own expense in accordance with the provisions of the Secured Documents;

7.2	to inform the Collateral Agent without undue delay of all existing building fire insurances (Gebäudefeuerversicherung) and of any new building fire insurances taken out in the future for the Properties (or any of them) so as to enable the Collateral Agent to notify the respective insurers of the Land Charge substantially in the form set out in Schedule 2 (Form of Notice to Building Fire Insurance Provider);

7.3	not to defeat, impair or circumvent in any way the rights of the Collateral Agent created hereunder or under the Land Charge and in particular not to participate in any action which could impair the legality, validity or enforceability of, or otherwise materially adversely affect or jeopardise the security interests of the Collateral Agent created hereunder or under the Land Charge which would be inconsistent with the security purpose set out in Clause 3 unless permitted under the terms of the Secured Documents;

7.4	to notify the Collateral Agent without undue delay of any change in the ownership or any further encumbrance of the Properties (or any of them);

7.5	to inform the Collateral Agent without undue delay of any attachment (Beschlagnahme) in respect of any of the Properties or part thereof and any third parties bringing claims in respect of any of the Properties or part thereof or any other measures which might impair or jeopardize the Collateral Agent’s rights relating to any of the Properties or materially impair their value, such notice to be accompanied by any documents the Collateral Agent might need to preserve its rights in relation to the Properties. In the event of an attachment, the Chargor undertakes to forward to the Collateral Agent without undue delay a copy of the public auction or forced administration order (Beschluss über die Anordnung der Zwangsversteigerung oder Zwangsverwaltung) and all other documents necessary or expedient to enable the Collateral Agent to preserve its rights in relation to the Properties. The Chargor shall inform the attaching creditor of the Collateral Agent’s security interests without undue delay;

7.6	to assist with and consent to any legally permitted divisions of the Land Charges, any rank which the Collateral Agent may assign to the resulting Land Charges, any transformation of a registered Land Charge (Buchgrundschuld) into a certificated Land Charge (Briefgrundschuld) (and vice versa) or any transformation of a Land Charge into a mortgage (Hypothek) (and vice versa) and to do all acts and make all declarations related thereto provided that the Collateral Agent has a legitimate interest to require such actions; and

7.7	to keep safe and readily available all its records relating to the Properties and to provide the Collateral Agent upon its reasonable request with all information and documentation it considers necessary for the assessment, administration or realisation of the Land Charge or any other security granted under or in connection with this Agreement.

8.	POWER OF ATTORNEY

The Chargor, by way of security for its obligations under this Agreement, irrevocably appoints the Collateral Agent to be its attorney (Stellvertreter) to do anything which the Chargor is required to do under this Agreement but has failed to do (and the Collateral Agent may delegate that power on such terms as it sees fit). For this purpose the Chargor relieves the Collateral Agent from the restrictions set out in Section 181 of the German Civil Code. The Collateral Agent shall only be able to exercise this power of attorney upon the occurrence of an Enforcement Event which has not been cured or waived and upon a notice to the Chargor in accordance with the Credit Agreement and/or EUR Notes Indenture.

9.	DURATION AND INDEPENDENCE

9.1	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Secured Documents or in any document or agreement related to any of the Secured Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Chargor pursuant to it.

9.2	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

9.3	Waiving Section 418 of the German Civil Code (applied by analogy), the Chargor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.

10.	RELEASE OF SECURITY (SICHERHEITENFREIGABE)

10.1	Upon complete and irrevocable satisfaction of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement),, the Collateral Agent will as soon as reasonably practicable, at request and at the cost and expense of the Chargor, release the Land Charge, the Promise of Debt and the Assignment of Claims and surrender the excess proceeds, if any, resulting from any realisation thereof. The Collateral Agent will, however, transfer the Land Charge, the Promise of Debt, the claims assigned under the Assignment of Claims and/or any excess proceeds to a third person, at the cost and expense of the Chargor, if so required by law.

10.2	At any time when the total value of the aggregate security granted by the Chargor and the other Obligors to secure the Secured Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), more than temporarily exceeds 110% of the Secured Obligations (the “Limit”), the Collateral Agent shall on demand of the Chargor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

11.	PARTIAL INVALIDITY; WAIVER

11.1	The parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any party having to argue (darlegen) and prove (beweisen) the parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

11.2	The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the parties they had considered the point at the time of conclusion of this Agreement.

11.3	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

12.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 12 shall be made in writing.

13.	NOTICES AND THEIR LANGUAGE

13.1	All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand, or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:

For the Chargor:	AXALTA COATING SYSTEMS GERMANY GMBH

	Address:	Christbusch 25
42285 Wuppertal

	Fax:	+49 202 7699 3633

	Attention:	Roland Merta

For the Collateral Agent:	BARCLAYS BANK PLC

	Address:	745 Seventh Avenue
New York, NY 10019

	Fax:	+1 212 526-5115

	Attention:	Vannessa Kurbatskiy

13.2	Proof of posting or dispatch of any notice or communication to the Chargor shall be deemed (widerlegbare Vermutung) to be proof of receipt (i) in case of a letter, on the second business day in the country of receipt after posting, and (ii) in case of a fax transmission on the business day in the country of receipt immediately following the date of its dispatch.

13.3	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

14.	APPLICABLE LAW; JURISDICTION

14.1	This Agreement is governed by the laws of the Federal Republic of Germany.

14.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Collateral Agent however, shall also be entitled to take action against the Chargor in any other court of competent jurisdiction. Further, the taking of proceedings against the Chargor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

15.	CONCLUSION OF THE AGREEMENT (VERTRAGSSCHLUSS)

15.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

15.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub- Clause 15.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance, attention to Isabel van Bremen (Isabel.vanBremen@cliffordchance.com) or Matthias Töke (Matthias.Toeke@cliffordchance.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

15.3	For the purposes of this Clause 15 only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SIGNATURE PAGE

This Security Purpose Agreement has been entered into on the date stated at the beginning by:

AXALTA COATING SYSTEMS GERMANY GMBH (formerly DUPONT PERFORMANCE COATINGS GMBH)

as Chargor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
Name:	Florian Girthofer	Name:	Wiebke Tag
Title:	Managing Director (Geschaftsfuhrer)	Title:	Managing Director (Geschaftsfuhrer)

BARCLAYS BANK PLC

as Collateral Agent

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President